 Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on May 6, 2010, and is effective as of May 17, 2010 (the “Effective Date”), by and between AMERISERV FINANCIAL BANK (the “Bank”), a wholly-owned subsidiary of AmeriServ Financial, Inc. (the “Company”), and James T. Huerth (the “Executive”).

Preamble

The Bank and the Executive wish to establish a satisfactory employment relationship. Therefore, the parties hereto, intending to be legally bound, agree as follows.

Agreement

1.             Employment. The Bank hereby employs the Executive Vice President and Chief Commercial Banking Officer, and the Executive hereby accepts such employment and agrees to perform all duties and accept all responsibilities incident to the position of Executive Vice President and Chief Banking Officer as may be assigned to him by the President and CEO of the Company. The Executive shall devote his full time, best efforts, knowledge, and experience in discharging his duties under this Agreement.

2.             Compensation.

(a)            Salary. During the term of this Agreement, the Bank agrees to pay to the Executive a base salary at an annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000), payable in twenty four (24) semi-monthly installments in accordance with the Bank’s standard payroll practice. The Executive agrees that he will not be eligible to be considered for a merit increase in his base salary until calendar year 2011.

(b)            Benefits. On the Effective Date, the Executive shall be entitled to participate in all health insurance and life insurance benefit plans available on a general basis to other non-union employees of the Bank through the Company’s cafeteria benefit plan and to participate in the Company’s flexible spending program; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate all such benefit plans; and provided further that any reduction in such benefits must be applicable to all employees generally.

(c)            Additional Benefits.

(i)             On the Effective Date, the Executive shall be entitled to participate in the Company’s long term disability benefit plan; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit plan; and provided further that any reduction in such benefits must be applicable to all employees generally.

(ii)            The Executive shall be entitled to participate in Company’s defined benefit program on the Effective Date and in accordance with the terms of the program; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit program; and provided further that any reduction in such benefits must be applicable to all employees generally.

(iii)            The Executive shall be eligible to participate in the Company’s 401(k) plan on July 1, 2011, and in accordance with the terms of the plan; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit plan; and provided further that any reduction in such benefits must be applicable to all employees generally.

(d)            Expenses. The Bank will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Bank’s policies in effect from time to time with respect to travel, entertainment and other business expenses and to the Bank’s requirements with respect to reporting and documentation of such expenses.

(e)             Long Term Incentive Grant. Within sixty (60) days following the Effective date, the Company shall grant to the Executive the following shares of restrictive stock and stock options:

(i)             7,500 stock options, which shall become 100% vested on the first anniversary of the date of grant; and

(ii)            7,500 stock options, which shall vest in three equal annual installments on the first through third anniversaries of the date of grant.

The above grants shall be governed by the terms and conditions of the USBANCORP, Inc. 2001 Stock Incentive Plan which was filed with Company’s 2000 proxy statement on March 16, 2001 and is incorporated herein by reference.

(f)             Vacation. In 2010, the Executive shall be entitled to three (3) weeks vacation. Each year thereafter, the Executive shall be entitled to four (4) weeks’ vacation. The Executive also will be entitled to personal time on an annual basis during the term of this Agreement, as mutually agreed upon by the Executive and the Bank (including up to eight paid personal days that may be used between May 17, 2010 prior to June 30, 2010).

(g)            Company Vehicle. The Bank agrees to purchase or lease, at a total cost including taxes not to exceed $35,000, as mutually agreed to by the Bank and the Executive, a vehicle (which shall be owned or leased by the Bank) for the Executive’s business use (and ancillary personal use). The Bank will cover all repairs and operating expenses of said vehicle, including the cost of liability, comprehensive, and collision insurance. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall either immediately return the vehicle to the Bank or purchase the vehicle (or assume the lease) in accordance with the Bank’s vehicle purchase policy. Upon request by the Bank, the Executive shall submit to the Bank on a timely basis documentation which defines the percentage of the Executive’s use of the vehicle which was for business purposes.

(h)            Annual Bonuses. The Executive shall be eligible to receive annual bonuses during the employment period, in such amounts and at such times, if any, as may be approved by the Board in accordance with the Company’s Executive At-Risk Compensation Plan. Annual bonuses, if any, shall be subject to the limitations described under EESA (as defined below).

(i)             Club Membership and Dues. During the term of this Agreement, the Bank agrees to pay the initiation fees and dues for the Executive to be a member of the Sunnehanna Country Club and agrees to reimburse the Executive for all ordinary, necessary, and reasonable business-related expenses incurred by the Executive on Bank business at said country club. As a condition to receiving such reimbursements, the Executive shall submit to the Bank on a timely basis business expense reports, including substantiation sufficient to enable the Bank to deduct the reimbursed expenses for tax purposes.

(j)             Relocation Expenses. Relocation benefits (some of which are considered taxable income) for Executive’s move from Fishersville, Virginia to the Johnstown, Pennsylvania area shall include the following:

(i)            A $5,000 bonus to cover any of the ancillary cost associated with Executive’s relocation paid on July 15, 2010.

(ii)            Reimbursement of closing costs associated with the purchase of a home in the Johnstown area and waiver of the one-year employment period required for participation in the Employee Mortgage Program.

(iii)           Reimbursement for hotel lodging during the first 30 days of the Agreement and $1,200 per month for temporary lodging thereafter, if required, through December 31, 2010.

(iv)          Movement of household furnishings and personal belongings to the Johnstown area by a carrier of our choice.

(v)            Storage of household furnishings, if required, through December 31, 2010.

Executive agrees to reimburse AmeriServ for the expenditures made to Executive or on Executive’s behalf relative to the country club initiation and items cited above in this Section 2(i), if, prior to March 31, 2011, Executive voluntarily terminates employment or fails to permanently relocate to the Greater Johnstown Area.

If, as of December 31, 2010, Executive is in the process of relocating or is in the process of constructing a home, items (ii) through (iv) in this Section 2(i) may be extended upon mutual written agreement between Executive and the Bank.

(k)            No Right to Personal Loans; Sarbanes-Oxley Compliance. The Executive acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, he shall not be entitled to, and this Agreement does not confer on the Executive, any benefits that constitute (or which, in the Bank’s good faith determination based on the advice of counsel, would likely constitute) a personal loan in violation of Section 402 of the Sarbanes-Oxley Act of 2002, including any implementing regulations thereunder, or any similar provision of applicable law (collectively, including Section 13(k)(3) of the Securities Exchange Act of 1934, as amended (providing a limited exception to the prohibition on loans to officers made or maintained by an insured depository institution, if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act), to the extent applicable, “Section 402”). In the event that the Bank, in good faith and upon the advice of counsel, determines that any provision of this Agreement would, absent this subsection, give rise to a potential violation of Section 402, the Executive and the Bank shall promptly negotiate, in good faith, toward an appropriate amendment to this Agreement that would eliminate such potential violation, but which would, as closely as reasonably possible, afford both the Bank and the Executive, the same relative economic benefits of their bargain hereunder prior to such amendment.

3.             Letter of Intent. Subject to the terms and conditions contained therein, the Executive shall receive a letter of intent on behalf of the Bank providing for a consulting agreement whereby the Executive agrees to perform consulting services for the Bank for nine (9) months following his involuntary termination of employment other than for Cause or Disability and the Bank agrees to reasonably compensate the Executive for such consulting services during such period. Such consulting agreement shall be in compliance with the requirements of EESA (as defined below) in effect at that time. A copy of such letter of intent is attached hereto as Exhibit A and is incorporated herein by reference.

4.             Term of Agreement.

(a)            Executive’s term of employment under this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter. Commencing on the first anniversary of the Effective Date and on each anniversary thereafter (“Anniversary Date”), this Agreement shall automatically be renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least ninety (90) days in advance of an Anniversary Date, of its intent not to renew this Agreement for an additional one (1) year term. Nothing in this provision shall preclude termination as otherwise provided or permitted under this Agreement. Any compensation payable or benefits to be provided to the Executive between the notice of termination and the effective date of termination shall be reduced by any amounts received during this period by the Executive from a third party as compensation for services. Compensation shall not include for purposes of this subsection directors fees or investment income attributed to the Executive’s personal activities.

(b)            Notwithstanding the provisions of Section 4(a) of this Agreement, the Bank may terminate this Agreement and Executive’s employment hereunder, at any time for Cause (as defined below) immediately and automatically upon giving Executive written notice of such termination. As used in this Agreement, “Cause” shall mean any of the following events:

(i)             a material breach of this Agreement by the Executive that is not cured by the Executive within thirty (30) days following the date he received written notice from the Bank of its intent to terminate his employment for Cause as a result of such material breach;

(ii)            the Executive’s commission of any act involving dishonesty or fraud or conduct, which brings the Bank into public disgrace or disrepute in any respect, including but not limited to acts of dishonesty or fraud, commission of a felony or a crime of moral turpitude;

(iii)           gross negligence or willful misconduct by the Executive with respect to the Bank or the Executive’s continuing and unreasonable refusal to substantially perform his duties with the Bank as specifically directed by the Board; or

(iv)           the Executive’s addiction to drugs or alcohol if the Executive has refused treatment or has failed to successfully complete treatment within the past twelve (12) months.

If this Agreement, and Executive’s employment hereunder, is terminated for Cause pursuant to the provisions of this Section 4(b), all rights of Executive under this Agreement (including, without limitation, rights to any compensation or other benefits under Section 2 of this Agreement) shall cease as of the effective date of such termination.

(c)            Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement), retirement at Executive’s election, or Executive’s death, and all rights of Executive hereunder (including, without limitation, rights to any compensation or other benefits under Section 2 of this Agreement) shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that, if Executive dies after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), the provisions of Section 16(b) of this Agreement shall apply. Executive shall provide to Bank not less than thirty (30) days prior written notice of Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement) or retirement.

(d)            Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement and Executive’s employment hereunder shall terminate automatically upon Executive’s Disability and all of Executive’s rights under this Agreement (including, without limitation, rights to any compensation or other benefits under Section 2 of this Agreement) shall cease as of the date of such termination; provided, however, that, if Executive becomes Disabled after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement. For purposes of this Agreement, “Disability” shall mean a mental or physical disability, illness or incapacity of the Executive which renders the Executive unable to perform a substantial portion of his duties as an employee of the Bank for a period of three (3) consecutive months or an aggregate period of six (6) months in any eighteen (18) month period or that renders the Executive unable to earn a livelihood as an employee of a business comparable to the Bank’s business, unless further time is required as a reasonable accommodation under the Americans with Disabilities Act. The Bank shall provide to the Executive not less than thirty (30) days prior written notice of its intent to terminate his employment for Disability.

(e)            Executive agrees that, in the event his employment under this Agreement terminates for any reason, Executive shall concurrently resign as a director of the Bank and any of its respective affiliates, if he is then serving as a director of any of such entities.

5.             Termination of Employment Following Change in Control.

(a)             If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter, at any time during the term of this Agreement, there shall be:

(i)             any involuntary termination of Executive’s employment (other than for Cause or Disability);

(ii)            a reduction in the Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities, or authority as such may have been increased from time to time during the term of this Agreement, which results in a material negative change to the Executive in the employment relationship;

(iii)           the assignment of the Executive to duties inconsistent with his office as existed on the day immediately prior to the date of a Change in Control, which results in a material negative change to the Executive in the employment relationship;

(iv)           a reduction in the Executive’s annual base salary in effect on the day immediately prior to the date of the Change in Control;

(v)            a termination of the Executive’s participation, on substantially similar terms, in any incentive compensation or bonus plans of the Company or the Bank in which the Executive participated immediately prior to the Change in Control, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to the Executive under any of such plans;

(vi)           a failure by the Company or the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any pension, life insurance, medical, health and accident, disability or other employee plans of the Company or the Bank in which the Executive participated immediately prior to the Change in Control, or the taking of any action by the Company or the Bank that would materially reduce any of such benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; or

(vii)          a material breach of this Agreement by the Bank,

then, at the option of the Executive, exercisable by the Executive within ninety (90) days of the occurrence of any of the foregoing events, the Executive may resign from employment with the Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Bank and the provisions of Section 6 of this Agreement shall apply, provided, however, that such resignation by the Executive shall become effective only if the Bank does not cure the relevant event (excluding the event listed in Section 5(a)(i)) within thirty (30) days of such Notice of Termination. Notwithstanding the foregoing, any amounts payable upon a termination under this Section shall be paid only if the Executive actually terminates employment within one (1) year following the initial existence of the above-referenced event(s) which gives rise to such termination.

(b)            As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)              If during the term of this Agreement any “person” or “group” which is not an affiliate of the Bank (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as enacted and in force on the date hereof) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of the Company representing fifty percent (50%) or more of the combined voting power of Company’s securities then outstanding; or

(ii)             If during the term of this Agreement there occurs a merger, consolidation, share exchange, division or other reorganization involving the Company and another entity which is not an affiliate of the Company in which Company’s shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of the Company to another entity or other person which is not an affiliate of the Company.

(c)            Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Bank is terminated by the Bank other than for Cause or Disability prior to the date on which a Change in Control occurs and it is reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Section, the termination shall deemed to have occurred upon a Change in Control and the Executive will be entitled to the compensation and benefits provided for in Section 6 hereof. Notwithstanding the foregoing, any benefits received by the Executive as a result of a termination of employment under this Section 5(c) shall be offset by any benefits received by the Executive under Section 7.

6.             Rights in Event of Termination of Employment Following Changes in Control.

(a)             In the event that the Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) after the occurrence of a Change in Control or if the Executive’s employment terminates pursuant to Section 5(c),

(i)              the Executive shall be entitled to receive a lump-sum cash payment within thirty (30) days following the date of termination in an amount equal to two (2) times the Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination under Section 5(a)(iv));

(ii)             for the three (3) year period immediately following the date of termination, the Bank shall arrange to provide the Executive (which includes the Executive’s eligible dependents) with health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination (or immediately prior to any reduction resulting in a termination under Section 5(a)(vi)); provided, however, that (A) the Executive’s and his qualified dependents’ COBRA eligibility period shall include the period during which the Bank is providing benefits under this subsection; and (B) the Executive shall be responsible for the payment of premiums for such benefits in the same amount as active employees of the Bank (including any changes in amounts paid by active employees through the continuation period); and

(iii)            the Executive shall be entitled to a lump sum cash payment, payable within thirty (30) days following the date of termination in an amount equal to the excess of (A) the aggregate retirement benefits he would have received under the terms of each tax-qualified and non-qualified plan of the Company and the Bank as in effect immediately prior to the Executive’s date of termination as if he continued to be employed for three (3) more years, and had he received (on a pro-rated basis, as appropriate) the greater of (I) the highest compensation taken into account under each such plan with respect to one of the three (3) years immediately preceding the year in which the date of termination occurs, or (II) his annualized base compensation in effect immediately prior to the date of termination (or immediately prior to any reduction resulting in a termination under Section 5(a)(iv)), over (B) the retirement benefits he actually receives under such plans.

7.              Rights in Event of Termination of Employment absent Change in Control.

(a)             In the event that the Executive’s employment is terminated by the Bank other than for Cause or Disability and no Change in Control shall have occurred at the date of such termination,

(i)              the Executive shall be entitled to receive a lump-sum cash payment within thirty (30) days following the date of termination in an amount equal to .75 times the Executive’s annual base salary then in effect; and

(ii)             for the nine (9) month period immediately following the date of termination, the Bank shall arrange to provide the Executive (which includes the Executive’s eligible dependents) with health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination; provided, however, that (A) the Executive’s and his qualified dependents’ COBRA eligibility period shall include the period during which the Bank is providing benefits under this subsection; and (B) the Executive shall be responsible for the payment of premiums for such benefits in the same amount as active employees of the Bank (including any changes in amounts paid by active employees through the continuation period).

 8.             Requirement of Release. Notwithstanding anything in this Agreement to the contrary, the Executive’s entitlement to any payments under this Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment shall be contingent upon the Executive’s prior agreement with and signature to a complete release and hold harmless agreement (the form of which is attached hereto as Exhibit B) which shall completely release the Bank, its parent, affiliates, officers, directors and employees (collectively the “Released Parties” and individually a “Released Party”) and which shall forever waive all claims of any nature that the Executive may have against any Released Party, including without limitation all claims arising out of Executive’s employment within the Bank or the termination of that employment.

 9.             Restrictive Covenants.

(a)            During the Executive’s employment with the Bank and, if the Executive receives severance benefits under Sections 6 or 7 of this Agreement, for a period of two (2) years thereafter:

(i)             the Executive shall not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Bank or any of its affiliates within Cambria county or any of the counties contiguous with Cambria county as well as Centre, Allegheny and Chester counties; provided, however, that this provision shall not restrict the Executive from owning or investing in a publicly traded institution, so long as his aggregate holdings in any such institution do not exceed 5% of the outstanding capital stock of such institution; and

(ii)            the Executive shall not solicit any person who was a customer of the Bank or any of its affiliates during the period of the Executive’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Bank, or otherwise divert or attempt to divert any existing business of the Bank or any of its affiliates; and

(iii)           the Executive shall not, directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of the Bank or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Bank or any of its affiliates.

(b)            The Executive agrees that he will not, while employed with the Bank or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Bank or any of its affiliates, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of operation or management, any information regarding their financial matters, or any other material information concerning the business of the Bank or any of its affiliates, their manner of operation, their plan or other material data. The provisions of this Section 9(b) shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 9(b); (ii) information disseminated by the Bank to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Bank, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

(c)            The Executive agrees that he will not, while employed with the Bank or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Bank or any of its affiliates, or otherwise speak of the Bank or any of its affiliates, in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment by the Bank or the business or employment practices of the Bank or any of its affiliates. The Bank agrees that it will not, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Executive or otherwise speak of the Executive in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment with the Bank. This Section shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees of the Bank or any of its affiliates with a job-related need to know about this Agreement or matters related to the administration of this Agreement.

(d)            The Executive understands that in the event of a material violation of any provision of Section 9 as determined in good faith by the Board, the Bank shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The Executive understands that the Bank may suspend future payments of the severance payments and benefits provided under this Agreement; provided, however, that the Bank shall provide the Executive with written notice of such suspension at least fifteen (15) days prior to the date of such suspension. The remedies provided in this Section 9(d) shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Executive and the Bank or any of its affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of Section 9 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(e)            The Executive acknowledges that the provisions of Section 9 shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Bank or any of its affiliates on account of such Change in Control.

10.           Additional Covenants of Executive.

(a)            Employee Work. All written and graphic materials, computer software, inventions, discoveries, patents, patent applications developed, authored, prepared, conceived or made by the Executive during the term of his employment hereunder and which are related to or are the product of the tasks, assignments and performance by the Executive of the duties of his employment and relate to the Business (defined below) of the Bank or any of its affiliates (collectively, “Employee Work”) shall be the sole property of the Bank and, to the extent applicable, shall be “work made for hire” under and as defined in the Copyright Act of 1976, 17 U.S.C. §1 et seq. For purposes of this subsection (a), the term “Business” shall mean providing and/or developing financial services. The Executive hereby agrees to disclose promptly to the Bank all Employee Work and hereby agrees to assign to the Bank all right, title and interest in and to such Employee Work and shall execute all such documents and instruments as the Bank may reasonably determine are necessary or desirable in order to give effect to this subsection or to preserve, protect or enforce the Bank’s rights with respect to any Employee Work.

(b)            Return of Bank Property. Promptly after termination of the Executive’s employment hereunder for any reason, the Executive or his personal representative shall return to the Bank all property of the Bank and any of its affiliates then in his possession, including without limitation papers, documents, computer disks, vehicles, keys, credit cards and confidential information, and shall neither make nor retain copies of the same.

11.           Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Bank that he is not a party to or otherwise subject to or bound by any contract, agreement or understanding which would limit or otherwise adversely affect his ability to perform his duties hereunder or which would be breached by his execution and delivery of this Agreement or by the performance of his duties. The Executive further represents and warrants that his employment by the Bank will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

12.           Notice. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Bank, or at such other place as the Executive may from time-to-time designate in writing. Any notice which the Executive is required to give to the Bank hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

13.           Arbitration. Any disagreement or claim (other than a claim for injunctive relief for violation of Sections 9 or 10 hereof) arising out of or relating to this Agreement, or the breach thereof, or its termination shall be finally settled by arbitration in Cambria County, Pennsylvania or Pittsburgh, Pennsylvania pursuant to the rules of the American Arbitration Association regarding employment disputes. In such instances, it is agreed that the dispute shall be submitted to final and binding arbitration by one arbitrator; provided, however, that either party may request that there be three arbitrators, in which case each party shall select one arbitrator, and the two arbitrators so selected shall select a third. All costs of arbitration (other than the costs of a party’s own witnesses and professional advisors) shall be split equally between the parties.

14.           Miscellaneous. The validity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by telefax, and such telefax copy shall be as effective as delivery of a manually executed counterpart. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. All compensation and benefits provided in this Agreement shall, to the extent required by law, be subject to federal, state, and local tax withholding. This Agreement is executed in and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provision. This Agreement shall be amended only by written agreement of both parties hereto.

15.           Survival. Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.

16.           Successors; Binding Agreement.

(a)            The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, the “Bank” shall mean the Bank as defined previously and any successor to their respective businesses or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)            This Agreement shall inure to the benefit of, and be enforceable by, Executive and the Bank, and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and permitted assigns. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

17.           Assignment. This Agreement shall not be assignable by either party hereto, except by the Bank to any successor in interest to the business of the Bank, provided that the Bank (if it remains a separate entity) shall remain fully liable under this Agreement for all obligations, payments and otherwise.

18.           No Mitigation or Offset. In the event of termination of the Executive’s employment, the Executive will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that he may obtain.

19.           Legal Fees. The Bank shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, the Executive is successful in obtaining or enforcing such right or benefit (including by negotiated settlement).

20.           Excise Tax Matters. Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of the Executive, when added to all other amounts and benefits payable to or on behalf of the Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by the Bank’s independent public accountants, subject to the right of the Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

21.            Application of Code Section 409A.

(a)            Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a payment or benefit is considered to be a deferral of compensation subject to Code Section 409A and the Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b)            Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which the Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)            Any payments made pursuant to Sections 6 and 7, to the extent of payments made from the date of termination of the Executive’s employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if the Bank determines that any other payments hereunder fail to satisfy the distribution requirement of Code section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code section 409A(a)(1).

(d)            To the extent it is determined that any benefits described in Sections 6(a)(ii) or 7(a)(ii) are taxable to the Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

22.           Recovery of Bonuses and Incentive Compensation.

(a)            Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation paid hereunder (whether in stock or in cash) shall be subject to recovery by the Bank in the event that such bonuses or incentive compensation is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twelve (12) months following the date such bonus or incentive compensation was paid (or such longer period as required by EESA (as defined below)).

(b)            In the event that the Board determines by at least a majority vote that a bonus or incentive compensation payment to the Executive is recoverable, the Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to the Executive by the Bank of the same.

23.           Effect of Participation in the Troubled Asset Relief Program Capital Purchase Program.

(a)            the Company has entered into agreements with the U.S. Treasury Department (“Treasury”) under which the Company issued preferred shares (“Preferred Shares”) and other securities to Treasury as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008. The Executive hereby agrees that Company’s participation in the CPP is of material benefit to the Executive.

(b)            The Emergency Economic Stabilization Act of 2008, as amended (together with all associated regulations, interpretations and guidance that are now, or may in the future be, issued, “EESA”) imposes certain restrictions on employment agreements, severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements (“Plans”) maintained by the Company and its affiliates, including the Bank, and requires that such restrictions remain in place for so long as Treasury holds any debt or equity securities issued by the Company. The parties hereby agree that all Plans providing benefits to the Executive shall be construed and interpreted at all times that Treasury maintains any debt or equity investment in the Company in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by the Company and the Bank so as to comply with the restrictions imposed by EESA. The Executive recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to the Executive under this Agreement or any other Plan. In the event of such reduction or elimination of benefits, the Company and the Bank agree that they shall make a reasonable good faith effort to replace such benefits with substantially comparable benefits if and as permitted by EESA. Notwithstanding any other terms of this Agreement or any other Plan providing benefits to the Executive, to the extent that any provision of this Agreement or any other Plan is determined by the Bank to be subject to and not in compliance with EESA, including the timing, amount or entitlement of the Executive to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA. Without limiting the foregoing, any “golden parachute payment” or other severance payments due in connection with termination of the Executive’s employment with the Bank provided under this Agreement or any other Plan, as defined under Section 111 of EESA, including any benefits payable under Sections 6 and 7, shall be prohibited if such termination occurs while the Preferred Shares remain outstanding and held by Treasury.

IN WITNESS WHEREOF, the Bank and the Executive, intending to be legally bound have executed this Agreement on the day and year first above written.

AMERISERV FINANCIAL BANK

By:	/s/ Glenn Wilson

Title:	President and CEO

EXECUTIVE

/s/ James T. Huerth
James T. Huerth

Exhibit A

LETTER OF INTENT

[AmeriServ Financial Bank Letterhead]

May 6, 2010

James T. Huerth

214 Bel-Grene Drive

Fishersville, VA 22939

Dear James:

In the event you are prohibited from receiving severance under your employment agreement with Ameriserv Financial Bank (the “Bank”) dated May 6, 2010 (the “Employment Agreement”) as a result of the restrictions imposed under the Emergency Economic Stabilization Act of 2008, as amended, and the regulations, interpretations and guidance issued thereunder (“EESA”), the Bank agrees to enter into a consulting arrangement with you based substantially on the following terms:

▪	Your engagement under the consulting arrangement will start as of the effective date of your termination of employment by the Bank other than for “cause” or “disability” (as such terms are defined in the Employment Agreement) and end nine (9) months thereafter, unless sooner terminated by you voluntarily or as a result of your death or disability.

▪	You will be engaged as an independent contractor during the term of the arrangement and will provide such professional consulting and advisory services as may be requested from time to time by the Chief Executive Officer of the Bank or the Board of Directors of the Bank, including, but not limited to: (1) provide advice and counsel on the financial services industry; (2) provide advice and counsel with respect to the Bank’s civic and community relations activities; and (3) develop prospective customers and existing customer relationships.

▪	In providing such services, you and the Chief Executive Officer will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. You will devote such time to the performance of such services as is reasonably necessary to perform them in a satisfactory manner; provided that the time and schedule of services to be provided shall be consistent with your background and knowledge of matters in which you were involved as Executive Vice President and Chief Commercial Banking Officer of the Bank.

▪	You will document the time spent providing the requested services and delivering the required results and, as requested by the Chief Executive Officer, provide a statement to the Bank detailing the services provided for a given period.

▪	During the term of the arrangement you will be prohibited from competing with the Bank and its affiliates and from soliciting employees and customers of the Bank and its affiliates. In addition, you will be prohibited from disclosing confidential information and disparaging the Bank and its affiliates.

▪	In consideration of the consulting services to be rendered, and in consideration of the restrictive covenants, the Bank will pay you a reasonable consulting fee to be mutually agreed to by you and the Bank. Such consulting fee shall be consistent with your particular expertise in connection with the financial services businesses in which the Bank is engaged and shall be commensurate with the level of compensation and benefits you received as Executive Vice President and Chief Commercial Banking Officer of the Bank.

Please note that as of the date of this letter, AmeriServ Financial, Inc. is a participant in the Troubled Asset Relief Program Capital Purchase Program under EESA, which imposes certain restrictions on the compensation of current and former executive officers of AmeriServ Financial Inc. and the Bank. As of the date of this letter, the Bank in good faith believes that any amounts that may be payable under a consulting arrangement that requires performance of bona fide services are not prohibited “golden parachute payments” (as defined under EESA). Notwithstanding anything to the contrary in this letter, the Bank will not enter into a consulting arrangement with you, if the Bank reasonably determines that doing so violates EESA. Notwithstanding the foregoing, the Bank will make every reasonable effort to modify such consulting arrangement or enter into an alternative arrangement with you that complies with the provisions of EESA then in effect. In such event, neither you nor the Bank will have any right or obligation under this letter.

Sincerely,

/s/ Glenn Wilson
Glenn Wilson
President and Chief Executive Officer
AmeriServ Financial, Inc.

Exhibit B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this __ day of May, 2010, by and between Ameriserv Financial Bank (the “Employer”) and James T. Huerth (the “Executive”). Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer and the Executive, dated May __, 2010, (the “Employment Agreement”). In consideration of the mutual agreements set forth below, the Executive and the Employer hereby agree as follows:

1.             General Release.

a.            In consideration of the payments and benefits required to be provided to the Executive under the Employment Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment (such payments and benefits, the “Post-Termination Payments”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer and its affiliated companies, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its affiliates, or the termination of the Executive’s service in any and all of such relevant capacities, (ii) the Employment Agreement, or (iii) any event, condition, circumstance, or obligation that occurred, existed, or arose on or prior to the date hereof; provided, however, that the release set forth in this Section shall not apply to (iv) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Employment Agreement, (v) any Claims the Executive may have under any plans or programs not covered by the Employment Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (vi) any indemnification or other rights the Executive may have under the Employment Agreement or in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof. Except as provided in the immediately preceding sentence, the Releasors further agree that the Post-Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship under the Employment Agreement and the Executive’s service as an employee, officer or director of the Employer or a member of the Employer Group under the Employment Agreement or the termination thereof, as applicable.

2.             Specific Release of Claims. In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

     a.        Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended;

     b.        the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); and

     c.        all common law Claims including, but not limited to, actions in tort and for breach of contract, including, without limitation, Claims for incentive payments and/or commissions, including but not limited to, Claims for incentive and/or commission payments under any Employer incentive or commission plan, Claims for severance benefits, all Claims to any non-vested ownership interest in the Employer, contractual or otherwise, including but not limited to Claims to stock or stock options.

This release applies to any and all Claims that the Executive may have relating to rights, known or unknown to him, resulting from a change in ownership control of the Employer or any member of the Employer Group, including, without limitation, rights pursuant to severance agreements, severance plans, incentive plans, equity compensation plans, or any other plan or agreement relating to the Executive’s employment.

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3.             No Assignment of Claims. The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4.             Complaints. The Executive affirms that he has not filed any complaint against any Releasee with any local, state or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims. The Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). The Executive understands that nothing in this Release Agreement prevents him from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief. Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Executive’s behalf against any Releasee, the Executive will disclaim entitlement to any relief.

5.             Revocation. This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period. In the event of revocation, the Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

6.             Cooperation. The Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to his employment about which he has personal knowledge because of his employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement. Employer agrees to provide the Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule. The Executive understands that the Employer agrees to reimburse Executive for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

7.             No Admission of Liability. The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

8.             Representations and Warranties. The Executive acknowledges and agrees that (i) he is not aware of nor has he reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) he has not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising his rights under these laws, and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer.

9.             Confidentiality. The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer. The Executive agrees that before he seeks legal counsel or financial or tax advice, he will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to him. The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

10.           Successors. This Release Agreement is for the benefit of and is binding upon the Executive and his heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Releasees and their successors and assigns.

11.           Violation. If the Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments. The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that he will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it. If the Executive violates Sections 1 or 2 of this Release Agreement before all of the Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

12.           Additional Damages Available for Violation. The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement. These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach.

13.           Entire Agreement and Amendment. This Release Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and waiver and release of Claims against the Employer Group and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators. No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.            Applicable Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law. Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement.

15.           Assignment. The Executive’s rights and obligations under this Release Agreement shall inure to the Executive’s benefit and shall bind the Executive, his heirs and representatives. The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns. The Executive may not assign this Release Agreement. The Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder without the Executive’s written consent, which shall not be unreasonably withheld.

16.           Severability. If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

17.           Notices. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Employer, or at such other place as the Executive may from time-to-time designate in writing. Any notice which the Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Having elected to execute this Release Agreement, to fulfill the promises and to receive the Post-Termination Payments, the Executive freely and knowingly, after due consideration, enters into this Release Agreement intending to waive, settle and release all claims the Executive has or might have against the Employer.

Statement by the Executive who is signing below. By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement. I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the Employer (on its behalf and on behalf of the members of the Employer Group) and the Executive, intending to be legally bound have executed this Release Agreement on the day and year first above written.

AMERISERV FINANCIAL BANK

By

Title

EXECUTIVE

James T. Huerth